Exhibit 99.1

30 Shelter Rock Road	Danbury, CT 06810	Tel: (203) 797-2699	Fax: (203) 797-2697

Electro Energy Receives Nasdaq Staff Determination Letter

Danbury, CT, March 19, 2008 — Electro Energy Inc. (NASDAQ: EEEI), a leading provider of advanced battery technologies and associated systems, today announced that it received a Nasdaq Staff Determination Letter on March 13, 2008 indicating that the Company’s common stock had not regained compliance with the minimum $1.00 bid price continued listing requirement set forth in Marketplace Rule 4310(c)(4) during the 180-day extension period provided to the Company on September 19, 2007 and that the Company’s common stock does not meet The NASDAQ Capital Market’s initial inclusion criteria set forth in NASDAQ Marketplace Rule 4310(c).

Accordingly, the NASDAQ staff has determined that the Company’s common stock is subject to de-listing from the NASDAQ Capital Market. The Company is entitled to request a hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination, and intends to request such a hearing. The hearing will stay the de-listing action pending the issuance of a final decision by the Panel. There can be no assurance the Panel will grant Electro Energy’s request for continued listing.

The Company is reviewing its options for continued NASDAQ listing or other alternatives to maintain active market trading of its stock.

About Electro Energy, Inc.

Electro Energy Inc., headquartered in Danbury, Connecticut, was founded in 1992 to develop, manufacture and commercialize high-powered, rechargeable bipolar wafer cell nickel-metal hydride batteries for use in a wide range of applications. Its Colorado Springs operation is AS9100/ISO9001 certified and supplies aerospace-grade high quality nickel cadmium batteries and components for satellites, aircraft and other specialty applications. EEEI is also developing high power lithium rechargeable batteries utilizing the Company’s proprietary bipolar wafer cell design. EEEI owns significant manufacturing assets near Gainesville, Florida for rechargeable lithium ion 18650 cylindrical cells, the standard cell used in the electronics industry. For further information, please visit www.electroenergyinc.com.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Electro Energy Inc.‘s Securities and Exchange Commission filings available at http://www.sec.gov.

Contact:
Michael Reed
(203) 797-2699
or
Timothy Coyne
(203) 797-2699